Exhibit 10.6
April 23, 2007
Mr. Barry G. Caldwell
President and Chief Executive Office
Ms. Meryl Rains
Vice President and Chief Financial Officer
Iridex Corporation
1212 Terra Bella
Mountain View, CA 94043-1824
Re: BUSINESS LOAN AND SECURITY AGREEMENT (the “Domestic Agreement”) dated as of January 16, 2007, and EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (the “Exim Agreement”) dated as of January 16, 2007
Dear Barry and Meryl:
As required by the terms of each of the Domestic Agreement and the Exim Agreement between Iridex Corporation (“Borrower”) and Mid-Peninsula Bank, part of Greater Bay Bank N.A. (“Bank”), the following covenants had not been met as of March 31, 2007:
•	Minimum Tangible Net Worth Requirement. Section 8.5(b) of the Domestic Agreement, and Section 6.8(a) of the Exim Agreement both require that Borrower have a minimum Tangible Net Worth of not less than $15,500,000.00 measured as of March 31, 2007.

•	Minimum Debt Service Ratio. Section 8.5(c)(2) of the Domestic Agreement, and Section 6.8(c)(ii) of the Exim Agreement both require that Borrower maintain a Debt Service Ratio of 1.750 to 1.000 to be measured quarterly on a year-to-date basis beginning at March 31, 2007.
Bank hereby waives the default under each of the Domestic Agreement and the Exim Agreement resulting from Borrower’s non-compliance at March 31, 2007, with the minimum Tangible Net Worth covenants referenced above, and further waives the default under each of the Domestic Agreement and the Exim Agreement resulting from Borrower’s non-compliance for the year-to-date period ended March 31, 2007, with the minimum Debt Service Ratio covenants referenced above.

Please note that the Bank’s decision does not constitute a waiver of any other breach of any other provisions of either of the Domestic Agreement or the Exim Agreement, or any subsequent breach of either of the above-described covenants, and the Bank reserves all rights and remedies available to the Bank.
Sincerely,

/s/ Sarah Lewis
Sarah Lewis Senior Vice President